Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL

November 21, 2008

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036-2774

Ladies and Gentlemen:

We have acted as counsel for Marsh & McLennan Companies, Inc., a Delaware company (the “Company”), in connection with the Registration Statement on Form S-4 (File No. 333-            ) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of up to 22,573,363 shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that when the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of any Shares proposed to be sold by the Company, and when such Shares are issued and delivered in accordance with the applicable agreement against payment therefor (in excess of par value thereof) for the consideration approved by the Board of Directors (which consideration is not less than the par value of the Common Stock), such Shares will be validly issued, fully-paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Shares: (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and (ii) there shall not have occurred any change in law affecting the validity or enforceability of the Shares. We have also assumed that the issuance and delivery of the Shares will not violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Opinions” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell